DRAFT INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Statement of Additional Information constituting part of this Registration Statement of Oppenheimer California Municipal Fund on Form N-14 of our report dated August 20, 1999 relating to the financial statements and financial highlights appearing in the July 31, 1999 Annual Report to Shareholders of Oppenheimer California Municipal Fund.

We also consent to the incorporation by reference of our report in the Prospectus of Oppenheimer California Municipal Fund dated November 22, 1999 which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information of Oppenheimer California Municipal Fund and "Financial Highlights" in the Prospectus of Oppenheimer California Municipal Fund both dated November 19, 1999, which are part of such Registration Statement.

We also consent to the reference to us under the headings "What are the tax consequences of the Reorganization" and "Agreement and Plan of Reorganization" in the combined Proxy Statement and Prospectus which are part of such Registration Statement.

We also consent to the use in Part C constituting part of this Registration Statement of our draft Tax Opinion.

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KPMG LLP

Denver, Colorado
_________, 2000



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